Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. No. 333-191671), Registration Statement on Form S-8 (Reg. No. 333-191675), Registration Statement on Form S-8 (Reg. No. 333-191677) and Registration Statement on Form S-8 (Reg. No. 333-202678) of our report relating to the consolidated financial statements of EZCORP, Inc. and subsidiaries dated November 26, 2014, November 9, 2015 as to the effects of the restatement discussed in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the 2014 and 2013 consolidated financial statements), and our report relating to the effectiveness of EZCORP, Inc. and subsidiaries’ internal control over financial reporting dated November 26, 2014, November 9, 2015 as to the effects of the material weaknesses described in Management’s Annual Report on Internal Control over Financial Reporting (Revised) (which report expresses an adverse opinion on the effectiveness of EZCORP, Inc. and subsidiaries’ internal control over financial reporting because of material weaknesses), appearing in this Amended Annual Report on Form 10-K/A of EZCORP, Inc. for the year ended September 30, 2014.

/s/ DELOITTE & TOUCHE LLP

Austin, Texas
November 9, 2015